                                                                   Exhibit 4.1
NationsBank
600 Peachtree Street, N.E.
21st Floor
Atlanta, GA 30308-2213


NationsBank

September 26, 1994


The Actava Group Inc.
2210 Resurgens Plaza
945 East Paces Ferry Road
Atlanta, Georgia 30326

Attention: Mr. John D. Phillips
           President and Chief Executive Officer

Dear Jack:

This letter is to set forth our agreement to establish a $200,000,000 line of credit on behalf of The Actava Group Inc. ("Actava") for the financing of future acquisitions by Actava upon the following terms and conditions:

Borrower:                    Actava, or any successor thereto resulting from
                             the merger or business combination of Actava, Orion Pictures Corporation, MCEG Sterling
                             Incorporated and Metromedia International
                             Telecommunications, Inc.

Amount: Up to $200,000,000. NationsBank has obtained general credit approval of this amount; however, all specific draws under the line of credit are subject to conditions listed below.

Maturity:                    The line of credit will be in place for 364 days
                             from the date of signing.

Up Front Fee:                6.25 basis points, or $125,000.  This fee is
                             payable upon your execution and return of this agreement.

Conditions to Advances:      Any advance under the facility is conditioned upon
                             NationsBank's satisfaction, in its sole and absolute discretion, with the general credit worthiness of the Borrower at that time, the structure and collateral being proposed by Borrower, and such other matters then existing as NationsBank deems appropriate.

Mr. Phillips
Page 2
September 26, 1994




Terms and Conditions         All terms and conditions of specific advances
of Advances:                 shall be negotiated in reference to a specific
                             financing.

Disclosure:                  NationsBank agrees that Borrower may disclose the
                             existence of the line of credit to potential acquisition targets or to the public-at-large;
                             however, the form and content of any public disclosure of the line of credit must be approved by NationsBank.

Documentation:               The documentation for any financing must be
                             satisfactory to NationsBank and its counsel.
                             NationsBank contemplates that separate
                             documentation would be prepared for each transaction.

Syndication/Agency:          NationsBank shall be the original and sole
                             signatory to this agreement. However, in connection with any proposed acquisition financing that may be approved by NationsBank, NationsBank reserves the right to assemble a syndicate of financial institutions to participate in any such financing. The Borrower would agree to pay all out-of-pocket costs and expense incurred by NationsBank in connection with any such syndication effort. NationsBank would serve as agent bank in any such financing and the Borrower would agree to pay all customary agency fees charged by NationsBank.

Indemnification:             Actava hereby indemnifies and holds NationsBank
                             harmless from and against all losses, costs and expenses (including legal fees) in connection with all claims, proceedings and investigations
                             (whether or not NationsBank is a party) arising by reason of this letter agreement and the fact that NationsBank may be a creditor of Borrower and has information regarding Borrower's financial condition, acquisition plans or business operations. All out-of-pocket fees and expenses, and amounts paid to third persons by NationsBank, shall be advanced by Borrower, notwithstanding an assertion that NationsBank is not entitled to indemnification. However, NationsBank will immediately reimburse Borrower if a court determines that NationsBank was not entitled to indemnification hereunder.

Mr. Phillips
Page 2
September 26, 1994




If the foregoing correctly set forth our agreement, please sign both copies of this letter and return one to us for our records.

                                       NationsBank of Georgia, N.A.



                                       By: /s/ Diane Rhea
                                           --------------

Agreed to this 26th
day of September, 1994.


The Actava Group Inc.



By: /s/ John D. Phillips
    --------------------